PRINCIPAL FUNDS DISTRIBUTOR, INC. SELLING AGREEMENT

May 1, 2008

     This Selling Agreement (the “Agreement”) is made and entered into between Principal Funds Distributor, Inc. (“PFD”), a Washington corporation having a principal business office at 1100 Investment Boulevard, Suite 200, El Dorado Hills, California 95762, and the undersigned counterparty (“Counterparty”).

     Whereas, Principal Investors Fund Inc (to be known as Principal Funds, Inc. effective June 13, 2008), or a series thereof, for which PFD acts as distributor (the “Fund”) is a management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), offers shares or units of beneficial interest for Class S Shares (“Shares”) for which PFD has been, designated as principal underwriter;

     Whereas, this Agreement shall be applicable only to the Fund and share class described on Schedule A,

     Whereas, the Fund has entered into a distribution agreement with PFD (the "Distribution Agreement") for the distribution by PFD of the Shares subject to a Distribution Plan and Agreement (“Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act and the Fund has entered into a personal services agreement (“Service Agreement”) with an affiliate of PFD;

     Whereas, Counterparty desires to agree with PFD to sell Shares to the customers of Counterparty;

     Whereas, PFD and Counterparty desire to provide for the payment of 12b-1 fees and shareholder service fees to Counterparty with respect to sales of Shares and related shareholder services;

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is hereby agreed by and between the parties hereto as follows:

1.	Definition of Terms. As used herein, the term "Prospectus" means the prospectuses and, unless the context otherwise requires, related statements of additional information (“SAI”), as the same are amended and supplemented from time to time, of the Shares of the Fund; the term “Business Day” means any day on which the New York Stock Exchange (“NYSE”) is open; the term “Market Close” means the close of regular trading on the NYSE on a Business Day, which close is generally 1:00 p.m. Pacific time; and the term “principal underwriter” has the definition provided in the 1940 Act.

2.	Counterparty shall sell Shares that are now or hereafter available for sale to customers of Counterparty, and Counterparty will be responsible for proper instruction and training of sales personnel employed by Counterparty. Counterparty shall be responsible for opening, approving and monitoring accounts for its customers that purchase Shares (the “Customers”) and for the review and supervision of these accounts, all in accordance with the rules of the Securities and Exchange Commission (“SEC”) and the Conduct Rules of the Financial Industry Regulatory Authority (the “FINRA Conduct Rules”) to the extent applicable to each account. This Agreement does not grant Counterparty any right to purchase Shares from the Fund (although it does not preclude Counterparty from purchasing any such Shares), nor does it constitute Counterparty an employee or agent of PFD or the Fund for any purpose.

3.	All orders for the purchase of Shares of the Fund shall be executed at the then current public offering price per Share (i.e., the next determined net asset value per Share plus any applicable sales charge, determined in accordance with the provisions of the Prospectus) and all orders for the redemption of Shares of the Fund shall be executed at the net asset value per Share. To the extent Counterparty receives a copy of confirmations, Counterparty agrees that upon receipt of such confirmations, Counterparty shall examine the same and promptly notify the transfer agent and PFD of any errors or discrepancies that Counterparty discovers and shall promptly bring to the attention of the transfer agent and PFD any errors in such confirmations.

4.	The Fund and PFD have each reserved the right to refuse at any time or times to sell the Shares for any reason, and the Fund and PFD have each reserved the right to refuse at any time to accept an order for purchase of Shares for any reason. In ordering Shares, Counterparty shall rely solely and conclusively on the representations contained in the Prospectus of the Fund. Counterparty agrees that Counterparty shall not offer or sell any Shares, except in compliance with the Prospectus, the FINRA Conduct Rules, the USA

PATRIOT Act of 2001 (the “Patriot Act”) and all applicable federal and state laws and the rules and regulations of applicable regulatory agencies or authorities including, but not limited to, in the case of offers made to or through plans qualified under Section 403(b) or Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), as amended, any written directives of the sponsor of such plan, and in the case of an account intended to qualify under Section 408 of the Code, any written directives of the owner or beneficiary of such account, and in the case of an account intended to qualify under Section 530 of the Code or Section 220 of the Code, the individual designated in the agreement as responsible for investment decisions. In connection with offers to sell, and sales of, Shares, Counterparty agrees to deliver or cause to be delivered to each person or plan to the extent required, to whom any such offer or sale is made, at or prior to the time of such offer or sale, a copy of the relevant Prospectus, and upon request, the relevant SAI.

Counterparty further agrees to obtain for each Customer to whom Counterparty sells Shares any taxpayer identification number certification required under Section 3406 of the Code or any successor provision, and the regulations thereunder, and to provide PFD or PFD’s designated agent with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code or any successor provision and the regulations thereunder. Counterparty is responsible for Counterparty’s compliance with all applicable tax laws, rules and regulations governing Counterparty’s performance under the Agreement.

Unless otherwise mutually agreed in writing between PFD and Counterparty, PFD shall deliver or cause to be delivered to each Customer that purchases Shares through Counterparty copies of all annual and interim reports, proxy solicitation materials and any such other information and materials relating to the Shares thereof and prepared by or on behalf of PFD, the Fund, its investment adviser, investment sub-adviser, custodian, transfer agent or dividend disbursing agent for the purpose of distribution to such Customer. PFD agrees to supply Counterparty with copies of the Prospectus, annual reports, interim reports, proxy solicitation materials and any such other information and materials relating to the Shares in reasonable quantities upon request. Counterparty acknowledges that any materials or information that PFD furnishes to Counterparty, other than Prospectuses, annual and interim reports to shareholders and proxy solicitation materials prepared by the Fund, are the sole responsibility of PFD and not the responsibility of the Fund.

5.	Counterparty shall not make any representation concerning any Shares other than those contained in the Prospectus or in any promotional materials or sales literature furnished to Counterparty by PFD. Counterparty shall not furnish, or cause to be furnished, to any person, or display or publish, or cause to be displayed or published, any information or materials relating to PFD, an affiliated advisor of PFD, any Fund or class of Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs, correspondence or other similar materials), except such information and materials as may be furnished to Counterparty by PFD and such other information and materials as may be approved in writing by PFD prior to use by Counterparty. Counterparty acknowledges that customers choosing between classes should carefully consider the fee structures of the classes in order to determine the most appropriate investment class. Counterparty will be responsible for the proper instruction and training of all sales personnel employed by Counterparty. Counterparty is solely responsible for determining whether a Fund, and which Share class of that Fund, is suitable for Counterparty’s Customer.

6.	The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus and to instructions received by Counterparty from PFD or the transfer agent from time to time. PFD hereby appoints Counterparty as agent for the limited purpose of receiving purchase, exchange and redemption orders with respect to Shares purchased and held by Customers, and Counterparty accepts such appointment, on the terms set forth herein. The procedures relating to orders and the handling thereof will be subject to the terms of the Prospectus and to instructions received by Counterparty from PFD from time to time. No conditional orders will be accepted. Counterparty agrees that orders that it receives after Market Close on each Business Day will be transmitted to PFD with orders received by Counterparty prior to Market Close on the following Business Day, for processing at the net asset value determined on such following Business Day. Counterparty hereby represents and warrants that it has adopted and implemented internal controls reasonably designed to prevent orders received after Market Close on any Business Day from being aggregated with orders received prior to Market Close on such Business Day, and to minimize errors that could result in late transmissions of orders to the Fund. Counterparty agrees that purchase orders placed by Counterparty will be made only for the purpose of covering purchase orders already received from Customers. In the event that Counterparty transmits orders on behalf of a third-party (“Third-Party”), Counterparty agrees that it shall be responsible for any and all acts or omissions of the Third-Party as if such acts or omissions were its own. Counterparty shall place purchase orders from Customers with PFD or the transfer agent immediately and shall not withhold the placement of such orders so as to profit Counterparty; provided, however, that the foregoing shall not prevent the purchase of Shares by Counterparty for bona fide investment by Counterparty itself, and provided further that any Shares purchased for Counterparty’s bona fide investment will not be resold except through redemption by the Fund. Counterparty agrees that it shall not effect any transactions (including, without limitation, any purchases and redemptions) in any Shares registered in the name of, or beneficially owned by, any Customer unless such Customer has granted Counterparty full right, power and authority to effect such transactions on behalf of such Customer.

On any Business Day (“Business Day One”), Counterparty may receive orders in proper form prior to Market Close, for the transmittal to the Fund via NSCC Systems up to the latest time accepted by NSCC Systems, in accordance with the rules and procedures of NSCC Systems established by the NSCC, on behalf of all Customers to the Fund no later than 6:00 a.m. Eastern time on the following Business Day (“Business Day Two”). Such orders will be credited to the respective account at the NAV calculated as of the Market Close on Business Day One. Dividends, if applicable, will begin to accrue on Business Day Two. Counterparty warrants all orders transmitted to the Fund as of a particular Business Day will relate only to instructions received prior to the Market Close on that Business Day. In the event NSCC Systems are unavailable on any Business Day, orders may be transmitted to the Funds in writing through such means as Principal may from time to time agree in writing.

7.	Counterparty shall indemnify and hold harmless PFD, the Fund and all of their affiliates, and their officers, directors, employees, agents, and assignees (“Indemnified PFD Parties”) against all losses, claims, demands, liabilities, and expenses, including reasonable legal and other expenses incurred in defending such claims or liabilities, whether or not resulting in any liability to any of them, which they or any of them may incur, including but not limited to alleged violations of the Securities Act of 1933, as amended and/or to the Securities Exchange Act of 1934, as amended (“Losses”), arising out of or in connection with: (i) Counterparty’s offer or sale of any Shares pursuant to this Agreement, including, but not limited to, any undertakings, agreements, or obligations required to be performed by Counterparty or its affiliates related to the offer, sale, or servicing of any Shares sold pursuant to this Agreement; (ii) Counterparty’s customers’ purchase or ownership of the Shares; (iii) Counterparty’s breach of any of the terms and conditions of this Agreement, or any representation or warranty contained in this Agreement or other materials prepared in connection with or otherwise related to the offer, sale and servicing of the Shares, other than any Losses arising from any untrue statement or alleged untrue statement of material fact contained in a Prospectus or in any application filed with any state regulatory agency in order to register or qualify the Shares for sale under the securities laws thereof (the “Blue Sky Applications”), or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or any of the Blue Sky Applications or which is necessary to make the statements or a part thereof not misleading, or any advertising or sales materials provided by PFD.

PFD will indemnify, defend, hold harmless Counterparty and all of its affiliates, and their officers, directors, employees, agents, and assignees (“Indemnified Counterparties” and, collectively, with Indemnified PFD Parties, “Indemnified Party”) against all Losses, arising out of or in connection with: (i) PFD’s breach of any terms and conditions of this Agreement; or (ii) any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, or in any Blue Sky Application, or which shall arise out of or be based upon any omission or alleged omission to state therein a material fact required to be stated in the Prospectus or any of the Blue Sky Applications or which is necessary to make the statements or a part thereof not misleading.

In any event, PFD shall not be liable for any special, consequential or incidental damages.

8.	(a) If an Indemnified Party believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Agreement, such Indemnified Party shall assert its claim for indemnification by giving written notice thereof (a "Claim Notice") to the Indemnifying Party within ten Business Days after discovery by such Indemnified Party of the circumstances giving rise to a claim for indemnification hereunder or following receipt of notice of any claim, suit, action or proceeding filed or made against such Indemnified Party by a Person that is not a party to this Agreement or an Affiliate of such a party (a “Third Party”), whichever occurs first, provided in any case that failure to give notice as specified herein shall not relieve the Indemnifying Party of its indemnification obligation hereunder unless and to the extent that such failure results in a lack of actual notice to the Indemnifying Party and the Indemnifying Party is materially prejudiced by such failure. Each Claim Notice shall describe the claim in reasonable detail. For purposes of this Indemnification Agreement, “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York, New York, are authorized or obligated by law or executive order to be closed; and, “Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, unincorporated organization or other business entity.

(b) If any claim or demand by an Indemnified Party under this Agreement relates to an action or claim filed or made against an Indemnified Party by a Third Party (a "Third Party Claim"), the Indemnifying Party may elect at any time within thirty days of receipt of notice of such claim to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense and with its own counsel. Except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party, that would reasonably be expected to affect adversely the Indemnified Party or the ability of any Indemnified Party to conduct its business or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of an irrevocable release from all liability with respect to such Third Party Claim. If the Indemnifying Party elects to defend any such Third Party Claim, then the Indemnified Party shall be entitled to participate in such defense with its own counsel, at such Indemnified Party's sole cost and expense unless the Indemnified Party in good faith determines that it may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such Third Party Claim, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder of one law firm for all the Indemnified Parties, in addition to local counsel in each applicable jurisdiction, with respect to such Third Party Claim or group of related Third Party Claims. In no event shall any Indemnified Party settle any Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If, within thirty days of receipt from an Indemnified Party of any Claim Notice with respect to a Third Party Claim, the Indemnifying Party (i) advises such Indemnified Party in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Unless and until the Indemnifying Party makes an election in accordance with this Section 3(b) to, or in the event the Indemnifying Party makes an election not to, defend, settle or compromise such action, all of the Indemnified Party's reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder to the extent provided herein. Each Indemnified Party shall make available to the Indemnifying Party all information reasonably available to such Indemnified Party relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to help ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.

(c) The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (retroactively, if necessary) by any tax benefits received by or on behalf of such Indemnified Party in reduction of the related Losses and shall be increased by any Tax cost incurred by such Indemnified Party or its affiliates in connection with such indemnity payment. If an Indemnified Party shall have received the payment required by this Indemnification Agreement from the Indemnifying Party in respect of Losses and shall subsequently receive tax benefits in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such tax benefits actually received (net of any Tax cost incurred by such Indemnified Party or its affiliates relating thereto and in no event in excess of the amount of such payment received from the Indemnifying Party).

(d) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Agreement to use all commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which would reasonably be expected to give rise to such Losses.

(e) This Agreement supersedes all other prior agreements, both written and oral, between the parties with respect to the matters covered by the indemnification obligations hereunder, and such matters shall not be subject to the caps, deductibles or limitations on survival applicable to indemnification claims under the Stock Purchase Agreement dated July 25, 2006 among Washington Mutual, Inc., New American Capital, Inc., Principal Financial Group, Inc., and Principal Management Corporation (the “Stock Purchase Agreement”). The parties hereto agree that any claim for indemnification with respect to matters covered by the indemnification obligations hereunder shall be governed by this Indemnification Agreement and not by the Stock Purchase Agreement.

The indemnification obligations contained in this Section 8 shall survive the termination of this Agreement.

9.

(a) Counterparty agrees that payment for orders from Counterparty for the purchase of Shares will be made in accordance with the terms of the Prospectus.

(b) On or before the settlement date of each purchase order of Shares, Counterparty shall remit to an account designated by PFD with the transfer agent an amount equal to the then current public offering price of such Shares being purchased. If payment for any purchase order for the Shares is not received in accordance with the terms of the Prospectus and applicable law, PFD reserves the right, without notice, to cancel the sale or redeem the Shares ordered, and Counterparty shall be responsible for any loss sustained as a result thereof. PFD and the Fund reserve the right to change any service fee by supplementing or otherwise revising the Prospectus or statement of additional information, as applicable.

(c) PFD agrees, subject to the other terms and conditions of the Prospectus, this Agreement and any attached schedule, to pay Counterparty a service fee, and Counterparty agrees to accept the same as full payment for the services undertaken by it as described in Section 10(a) hereof, accrued daily and payable monthly as set forth in the Prospectus or statement of additional information. PFD further agrees, subject to the other terms and conditions of the Prospectus, this Agreement and any attached schedule, to pay Counterparty a 12b-1fee, and Counterparty agrees to accept the same as full payment for the services undertaken by it as described in Section 10(b) hereof, accrued daily and payable monthly as set forth in the Prospectus or statement of additional information. Counterparty acknowledges that such fees will be paid solely from monies received by PFD under the Service Agreement and Distribution Agreement respectively. Accordingly, any obligation of PFD to pay Counterparty any service or 12b-1 fee shall not arise unless and until PFD receives from the Fund monies intended to be used by PFD for such purpose and in amounts sufficient for such purpose. Under the Service Agreement and Distribution Plan, each Fund is authorized to make expenditures of Fund assets for various distribution and support services. Counterparty understands and agrees that (i) all service fees are subject to the limitations contained in the Distribution Plan and Service Agreement, respectively, which may be amended or terminated at any time, and (ii) Counterparty’s failure to provide services as agreed in Section 9 hereof will render Counterparty ineligible to receive service fees.

(d) Termination or cancellation of this Agreement shall not relieve Counterparty from the requirements of this Section.

10.	(a) Counterparty agrees to provide personal services to Customers of the Shares. Personal services include:

(i) responding to Customer inquiries;

(ii) providing information regarding Customer investments;

(iii) other similar personal services or services related to the maintenance of Customer shareholder accounts as contemplated by FINRA Rule 2830, or any successor thereto.

(b) Counterparty agrees to provide distribution assistance and administrative related support in connection with the distribution of the Shares.

11.	Counterparty hereby represents and warrants that: (i) Counterparty is a corporation, partnership or other business entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized; (ii) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for Counterparty’s lawful execution and delivery of this Agreement and Counterparty’s performance hereunder have been obtained; and (iii) upon execution and delivery by Counterparty, and assuming due and valid execution and delivery by PFD, this Agreement will constitute a valid and binding agreement, enforceable against Counterparty in accordance with its terms.

12.	Counterparty and PFD further represent and warrant that each respectively is a member of FINRA or is exempt from registration as a broker-dealer under the Securities Exchange Act of 1934 (the “1934 Act”). Counterparty and PFD agree to give written notice to the other if it shall cease to be registered or exempt from registration as a broker-dealer under the 1934 Act and, with respect to any sales of Shares in the United States, Counterparty and PFD agrees to abide by the FINRA Conduct Rules. Counterparty and PFD agree to comply with all applicable federal and state laws, rules and regulations. If Counterparty of PFD is a foreign dealer, not eligible for membership in FINRA Counterparty and PFD still agree to abide by all rules and regulations of FINRA. Counterparty further agrees that it will not sell, offer for sale or solicit offers to purchase Shares of the Fund in any state where PFD has notified Counterparty that such Shares have not been qualified for sale. PFD agrees to inform Counterparty, upon request, as to the states in which PFD believes the Shares have been registered or qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but PFD shall have no obligation or responsibility to make Shares available for sale to Customers in any jurisdiction. Counterparty and PFD agree to notify each other immediately in the event of its expulsion or suspension from FINRA. Either party’s expulsion from FINRA will automatically terminate this Agreement immediately without notice. Either party’s suspension from FINRA will terminate this Agreement effective immediately upon written notice to the other party by the suspended party. Counterparty represents that it is currently a member of SIPC and, while this Agreement is in effect, will continue to be a member of SIPC. Counterparty agrees to notify PFD immediately if its SIPC membership status changes.

13.	“Confidential Information” of any party shall mean such party’s ideas, expressions, trade secrets, customer lists, products, policies, forms, business methods, business plans, software and information from third parties (such as software and its related documentation) in respect of which such party has a duty of confidentiality, “nonpublic personal information” of such party’s “customers” (each for purposes of this section as defined in Rule 3 of Regulation S-P), as well as information which from all relevant circumstances should reasonably be assumed by a party to be confidential information of the other party, whether or not marked “Confidential Information.” Confidential Information of a party shall be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own Confidential Information, but in no case to a lesser extent or manner than a reasonable degree of care under the circumstances. Except as otherwise permitted by law, each party agrees not to use or disclose to any affiliate or third party, either orally or in writing, any Confidential Information for any purpose other than the purpose for which the Confidential Information was provided to that party. Without limiting any of the foregoing, each party agrees to take all precautions that are reasonably necessary to protect the security of the Confidential Information. Each party agrees to restrict access to the Confidential Information to its employees who need to know that information to perform that respective party’s duties under this agreement. Each party agrees, upon the other party’s request, either to return to the requesting party or destroy all tangible items containing any Confidential Information it received or learned from the requesting party, including all copies, abstractions and compilations thereof and to destroy, delete or otherwise render unreadable all electronic or computer copies or records of or relating to same, without retaining any copies of the items required to be returned except to the extent that retention of such copies is required by applicable law or regulation; provided, however, that the obligations set forth in this sentence shall not apply to any Confidential Information that is or becomes relevant to an individual’s status as a consumer or customer of the receiving party. The obligations of this paragraph extend to all of a party’s employees, agents, affiliates and contractors and each party shall inform such persons of their obligations hereunder.

Each party will, upon learning of any unauthorized disclosure or use of the other party’s Confidential Information, notify the other party promptly and cooperate fully with that party to protect such Confidential Information.

The obligations in this Section 13 shall not restrict any disclosure by either party pursuant to any applicable state or federal laws, subpoena, by order of any court or government agency (provided that the disclosing party shall give prompt written notice to the non-disclosing party of such subpoena, order or other demand for disclosure and shall make all reasonable efforts to allow the other party an opportunity to seek a protective order or other judicial relief), or pursuant to a request from the NASD or other self-regulatory organization or to audits or inquiries from any other state or federal regulatory agency if a party is legally required to provide such agency with access to such records. Information shall not be considered Confidential Information under this Agreement and the restrictions on disclosure under this Section 13 shall not apply to the extent such information (1) is independently developed by the other party without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is intentionally disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by such party without an obligation of confidentiality other than pursuant to this Agreement or of any confidentiality agreements entered into before the effective date of this Agreement as evidenced by the written records of such party, or (5) is rightfully received by a party free of any obligation of confidentiality.

The parties agree that they shall abide by the applicable provisions of all applicable privacy laws and shall each establish commercially reasonable controls to ensure the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement or any applicable privacy laws and regulations. Without limiting the foregoing, each party shall implement such physical and other security measures as are necessary to (i) ensure the security and confidentiality of the Confidential Information, (ii) protect against any threats or hazards to the security and integrity of the Confidential Information and (iii) protect against any unauthorized access to or use of the Confidential Information. In addition, each party shall use the Confidential Information of the other party solely for the purpose of providing services to Customers investing in the Fund. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations. The provisions of this Section 13 shall survive the termination of this Agreement.

To the extent that any duties and responsibilities under the Agreement are delegated to an agent or subcontractor, the party shall take reasonable steps to ensure that such agents and subcontractor adhere to the same requirements. Each party shall have the right, during regular office hours and upon reasonable notice, to audit the other party to ensure compliance with the terms of this Agreement and all applicable privacy laws and regulations.

14.	Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between PFD and Counterparty. Neither party hereto shall be, act as, or represent itself as, the employee, agent or representative of the other party hereto, nor shall either party hereto have the right or authority to make any representation or assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party hereto. This Agreement is not intended to, and shall not, create any rights against either party hereto by any third party (other than the Fund) solely on account of this Agreement. Neither party hereto shall use the name of any other party hereto in any manner without the other party’s prior written consent, except as required by any applicable federal or state law, rule or regulation.

15.	Except as otherwise specifically provided herein, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal or overnight delivery, first class mail or facsimile (with confirming copy by delivery or mail as provided herein). Unless otherwise notified in writing, all notices to PFD shall be given or sent to PFD at its office, located at 1100 Investment Boulevard, Suite 200, El Dorado Hills, California 95762; and all notices to Counterparty shall be given or sent to Counterparty at Counterparty’s address shown below or to another address as provided in writing by Counterparty to PFD.

16.	This Agreement shall become effective upon written acceptance by PFD and may be terminated at any time by either party hereto upon prior written notice to the other party hereto. Counterparty and PFD shall give written notice at least ninety (90) days in advance of taking any action that could cause this Agreement to terminate. To the extent permitted by law, this Agreement, including any schedules hereto, may be amended as provided in any written notice delivered by PFD to Counterparty and otherwise may be amended only by a written instrument signed by both of the parties hereto. This Agreement may not be assigned by either party without prior written consent of the other party hereto, provided, however, that a change in control of PFD or assignment by PFD to an affiliate shall not constitute an assignment of this Agreement provided that PFD provides Counterparty written notice at least thirty (30) days prior to such change in control, and a change in control of Counterparty shall not constitute an assignment of this Agreement provided that PFD receives written notice at least thirty (30) days prior to such change in control. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties relating to said subject matter, and Counterparty agrees that PFD shall have no obligations to Counterparty other than those expressly provided herein. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior or contemporaneous to the time at which this Agreement has been executed and delivered by Counterparty and PFD.

17.	Counterparty agrees to provide to PFD and each Fund each calendar quarter such information as shall reasonably be requested by PFD or a Fund with respect to the service fees paid to Counterparty under this Agreement. Counterparty will permit representatives of PFD and each Fund reasonable access to its personnel and records to monitor the quality of services being provided by Counterparty pursuant to this Agreement. Counterparty shall promptly deliver to each Fund such information as shall reasonably be necessary to permit the Fund directors of each Fund to make an informed determination to continue the respective Distribution Plans.

18.	Counterparty agrees that it shall be responsible for monitoring its Customers’ accounts for a pattern of purchases, redemptions and/or exchanges of Shares that potentially indicates excessive trading or “market timing.” Counterparty agrees that, in the event that it should come to the attention of Counterparty that any of its Customers are engaging in a pattern of purchases, redemptions and/or exchanges of Shares that potentially indicates excessive trading or “market timing,” Counterparty shall promptly notify PFD of such pattern and shall cooperate fully with PFD in investigation and, if deemed necessary or appropriate by PFD, terminating any such pattern of trading, including, without limitation, by refusing such Customer’s orders to purchase or exchange Shares.

PFD hereby advises Counterparty that the Funds have adopted written policies and procedures reasonably designed to detect and prevent frequent and/or disruptive trading in Shares. Counterparty agrees to cooperate with PFD and its affiliates to effect such policies and procedures of the Funds as follows:

18(a) Agreement to Provide Information. Beginning no later than April 17, 2007 or such other date as the SEC may designate as the date by which mutual funds must be in compliance with Rule 22c-2, Counterparty agrees to provide the Fund, upon written request, the taxpayer identification number (“TIN”), the
Individual/International Taxpayer Identification number (“ITIN”), or other government-issued identifier (“GII”), if known, of any or all Shareholder(s) (as defined below) of each account held of record by Counterparty and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained by Counterparty during the period covered by the request.

18(a)(i)	Period Covered by Request. Requests must set forth a specific period, not to exceed ninety (90) calendar days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) calendar days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

18(a)(ii)	Form and Timing of Response. (a) Counterparty agrees to provide, promptly upon request of the Fund or its designee, the requested information specified above. If requested by the Fund or its designee,
Counterparty agrees to use best efforts to determine promptly whether any specific person about whom it has received identification and transaction information specified above is itself a financial intermediary ("Indirect Intermediary") and, upon further request of the
Fund or its designee, promptly either (i) provide (or arrange to have provided) the information set forth above for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Counterparty additionally agrees to inform the Fund whether it plans to perform (i)
or (ii). (b) Responses required by this paragraph must be
communicated in writing in a format mutually agreed upon by the parties; and (c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the National Securities Clearing Corporation (“NSCC”) Standardized
Data Reporting Format.

18(a)(iii) Limitations on Use of Information. The Fund agrees not to use the information received pursuant to this Section 18 for marketing or any other similar purpose without the prior written consent of Counterparty.

18(b) Agreement to Restrict Trading. Counterparty agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Counterparty's account) that violates policies established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

18(b)(i) Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

18(b)(ii) Timing of Response. Counterparty agrees to execute instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Counterparty.

18(b)(iii) Confirmation by Counterparty. Counterparty must provide written confirmation to the Fund that instructions from the Fund to restrict or prohibit trading have been executed. Counterparty agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

18(c) Definitions. For purposes of this section:

18(c)(i) The term "Fund" includes the fund's principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.

18(c)(ii) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Counterparty.

18(c)(iii) The term "Shareholder" means the beneficial owner of Shares, whether the Shares are held directly or by Counterparty in nominee name. The term "Shareholder" means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

18(c)(iv) The terms "written" and "writing" include electronic writings and facsimile transmissions.

19.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to principles of conflict of laws. Any action arising out of or relating to this Agreement shall be brought only in the State of Washington and Counterparty consents to venue and personal jurisdiction in the State of Washington.

20.	Counterparty and PFD (or an affiliate of PFD) hereby represents and certifies to each other that it is aware of, and in compliance with, all applicable anti-money laundering laws, regulations, rules and government guidance, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the Patriot Act, its implementing regulations, and related Securities and Exchange Commission and self-regulatory organization rules and regulations. Counterparty and PFD (or an affiliate of PFD) hereby certify to each other that, to the extent required by the Patriot Act, it has a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the Patriot Act; a designated compliance officer or officers; an ongoing training program for appropriate employees; and an independent audit function.

Counterparty and PFD(or an affiliate of PFD) also hereby certify to each other that, to the extent applicable, it is in compliance with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and has an OFAC compliance program that satisfies all applicable laws, regulations and sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Laws and Regulations.

Counterparty represents that it adopted a Customer Identification Program in compliance with applicable laws, rules and regulations and will verify the identity of Customers who open accounts with PFD on or after October 1, 2003 and who invest in Shares.

Except to the extent restricted by applicable law, Counterparty hereby agrees to notify PFD in writing at 1201 Third Avenue, 8th Floor, Seattle, Washington 98101, Attn: Anti- Money Laundering Compliance Officer, or such other address as provided in writing by PFD to Counterparty, promptly whenever questionable activity or potential indications of suspicious activity or OFAC matches are detected with respect to the Funds.

Counterparty and PFD hereby undertake to notify each other promptly if any of the foregoing certifications cease to be true and correct for any reason.

20.	PFD and Counterparty hereby agree to abide by all terms and conditions set forth in the Investment Company Institute’s Standardized Networking Agreement (“Networking Agreement”) which is currently in effect and which each party has signed in good faith.

Said “Standardized Agreement” is on file at the NSCC for each of the parties to this Agreement. Each party will notify immediately the other party to this Agreement should that party amend, cancel or otherwise terminate their Networking Agreement.

21.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement should be invalid, illegal or in conflict with any applicable state or federal law or regulation, such law or regulation shall control, to the extent of such conflict, without affecting the remaining provisions of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused the Agreement to be duly executed as

SCHEDULE A Principal Investors Fund, Inc. Shares and Funds covered under Agreement and applicable fees.

Share Class S Class Shares Funds Available Money Market Fund

Fees to be Paid to Counterparty

All Fees to be paid monthly via wire transfer.

12b-1 fee as provided in this Agreement (35 basis points).

Personal Service Fees at the following rate schedule: Average Daily Net Assets First $500 Million Next $500 Million Next $4 Billion Next $5 Billion Next $10 Billion Over $20 Billion	Annualized Rate 6 basis points 5 basis points 4 basis points 3 basis points 2 basis points 1 basis point